Exhibit 10.1

February 25, 2024

Pamela Corrie

400 Old Sib Road

Ridgefield CT 06877

Dear Pamela:

I am pleased to inform you that the Board of Directors (the “Board”) of JOANN Inc. (the “Company”) is extending an invitation to you to join the Board.

1. You will serve as an independent director, as such term has been construed in accordance with Delaware law. By signing this letter agreement (this “Agreement”), you confirm that you do not possess material business, close personal relationships, or other affiliations, or any history of any such material business, close personal relationships, or other affiliations, with the Company or any of their major debtholders or the ultimate equity owners of the Company that would cause you to be unable to (a) exercise independent judgment based on the best interests of the Company, or (b) make decisions and carry out your responsibilities as a member of the Board, in each case, in accordance with the terms of the Company’ governing documents and applicable law.

2. As a member of the Board, you will receive cash compensation equal to $30,000 per month, payable in advance. In each case, such payments will be prorated to reflect your actual term of service based on a start date of March 13, 2024 (which date shall coincide with the termination of your Consulting Agreement with the Company) and continuing until such date as you cease to serve on the Board. You may also receive any discretionary compensation awarded to you with the unanimous approval of the other directors on the Board.

3. The Company shall reimburse Consultant for all reasonable documented expenses incurred by Consultant in the performance of Consultant’s duties. Notwithstanding the foregoing, all expenses to be incurred by Consultant shall be governed by the Company’s applicable travel and expense policies, and shall be submitted on a passthrough basis without markup. You will also be covered by the Company’s directors’ and officers’ insurance policy, in an amount and on terms as reasonably determined by the Board.

4. We ask that you make yourself available to participate in board meetings either in person or telephonically as may be appropriate. The Company will provide you with financial information, as reasonably requested, and will make management available to discuss the business and operations of the Company upon your reasonable request.

5. Your service on the Board will be in accordance with, and subject to, the Company’s governing documents and applicable law concerning the service of directors in the State of Delaware, as the same may be further amended from time to time. In accepting this offer, you are representing to us that you do not know of any conflict or legal prohibition that would restrict you from becoming or could reasonably be expected to preclude you from remaining, a member of the Board, including Section 8 of the Clayton Act and other similar provisions.

6. You and the Company acknowledge that in order for you to perform your duties as an independent director of the Company, you will obtain access to certain confidential information concerning the Company and their affiliates, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company or their affiliates (“Confidential Information”). You covenant that you shall not, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information, except (i) as required by law, (ii) pursuant to a subpoena or order issued by a court, governmental body, agency or official, or (iii) to the extent such information (A) is generally known to the public, (B) was known to you prior to its disclosure to you by the Company, (C) was obtained by you from a third party which, to your knowledge, was not prohibited from disclosing such information to you pursuant to any contractual, legal or fiduciary obligation, or (D) was independently derived by you without any use of Confidential Information. This Section 6 shall continue in effect after you have ceased action as an independent director of the Company.

7. In the event that you were or are made a party or are threatened to be made a party to or are involved (including, without limitation, as a witness) in any action, suit, inquiry or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that you are or were an independent director (or equivalent) of the Company (whether before or after the date hereof) and, whether the basis of such Proceedings is alleged action in an official capacity as an independent director (or equivalent) or in any other capacity while serving as an independent director (or equivalent) of the Company, the Company shall indemnify and hold you harmless to the fullest extent authorized by the Company’s governing documents, subject to applicable law.

8. You and the Company acknowledge that this Agreement is governed by and shall be construed in accordance with laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

9. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

10. The rights and benefits of the Company under this Agreement shall not be transferable except by operation of law without your consent, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of you under this Agreement are personal and therefore you may not assign any right or duty under this Agreement without the prior written consent of the Company.

11. This Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), heirs and personal legal representatives.

12. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid as applied to any fact or circumstance, it shall be modified by the minimum amount necessary to render it valid, and any such invalidity shall not affect any other provision, or the same provision as applied to any other fact or circumstance.

13. This Agreement shall terminate upon your resignation, removal or replacement as an independent director of the Company.

14. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement. No amendment to this Agreement shall be effective unless in writing signed by each of the parties hereto.

15. This Agreement sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. For the avoidance of doubt, that certain Consulting Agreement, dated February 19, 2024, by and between the you and the Company shall automatically terminate upon the effectiveness of this Agreement. This Agreement must be accepted within five business days after the date set forth above, and it may not be modified or amended except by a written agreement, signed by a duly authorized representative of the Company and by you.

We look forward to working with you.

Sincerely,

JOANN Inc.

/s/ Ann Aber
By: Ann Aber, Chief Legal Officer

ACCEPTED AND AGREED:

I accept and consent to be designated as a member of the Board and agree to so serve, subject to the terms and conditions set forth herein.

March 13, 2024	/s/ Pamela Corrie
Date	Pamela Corrie